Exhibit 8.1

OPINION OF SULLIVAN & CROMWELL LLP

April 9, 2009

IPC Holdings, Ltd.,

29 Richmond Road,

Pembroke, HM 08 Bermuda.

Ladies and Gentlemen:

We have acted as counsel to IPC Holdings, Ltd., a Bermuda exempted company (“IPC”), in connection with (i) the planned amalgamation (the “Amalgamation”) of IPC Limited, a Bermuda exempted company and a wholly-owned subsidiary of IPC (the “Amalgamation Sub”), and Max Capital Group Ltd., a Bermuda exempted company (“Max”), pursuant to the Agreement and Plan of Amalgamation (as amended and supplemented through the date hereof, the “Agreement”), dated as of March 1, 2009 between IPC, Amalgamation Sub and Max and (ii) the preparation and filing by IPC with the Securities and Exchange Commission of the registration statement on Form S-4, as amended, with respect to the Amalgamation (the “Registration Statement”) and the joint proxy statement / prospectus of IPC and Max included therein (the “Prospectus”). We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law, the statements set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus are, subject to the assumptions, conditions and qualifications set forth therein, accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP